Exhibit 99.1

AOL REPORTS REVENUE AND PROFIT GROWTH IN Q2

AOL AGREES TO ACQUIRE ADAP.TV, A RAPIDLY GROWING AND LEADING UNIFIED

PROGRAMMATIC VIDEO PLATFORM FOR $405 MILLION

AOL BELIEVES ITS COMBINATION WITH ADAP.TV CREATES THE WORLD’S MOST POWERFUL

CROSS-SCREEN SOLUTION FOR BRANDS, AGENCIES AND PUBLISHERS

***

Growth Continues in All Advertising Revenue Lines for the Second Consecutive Quarter

Domestic and International Markets Drive Global Display Revenue Growth

AOL Grows Adjusted OIBDA 14% and Expands Adjusted OIBDA Margin by Over 200 Basis Points

AOL Properties’ Unique Visitors Grows 3% Year-over-Year

Q2 2013 Operating Income, Net Income and EPS Comparability Impacted by

AOL’s $1 Billion Patent Transaction with Microsoft in Q2 2012

AOL Repurchased 1.4 Million Shares of Common Stock in Q2 2013 for Approximately $50 Million

AOL’s Board of Directors Authorized an Additional $150 Million Share Repurchase

***

NEW YORK – August 7, 2013 - AOL Inc. (NYSE: AOL) released second quarter 2013 results today.

“AOL takes a major step forward today with another quarter of growth and our agreement to acquire the Adap.tv video marketplace platform that will make AOL a clear global leader in the most important growth segment in our industry – online video,” said Tim Armstrong, AOL Chairman and CEO. “AOL continued to get leaner during Q2 while growing consumer traffic, growing all advertising revenue lines, and improving our subscription trends.”

Summary Results

In millions (except per share amounts)

	Q2 2013	Q2 2012	Change
Revenue
Advertising	$361.2	$337.8	7%
Global Display	146.2	139.9	5%
Global Search	93.7	86.5	8%

AOL Properties	239.9	226.4	6%
Third Party Network	121.3	111.4	9%
Subscription	166.0	175.5	-5%
Other	14.1	17.8	-21%

Total revenues	$541.3	$531.1	2%
Adjusted operating income before depreciation and amortization (Adjusted OIBDA) (1)	$108.3	$94.6	14%
Operating income (2)	$51.9	$1,059.2	-95%
Net income attributable to AOL Inc. (2)	$28.5	$970.8	-97%
Diluted EPS	$0.35	$10.17	-97%
Cash provided by operating activities	$89.4	$167.2	-47%
Free Cash Flow (1) (2)	$57.3	$136.8	-58%

(1)	See Page 9 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures we consider most comparable.
(2)	Year-over-year comparisons were impacted by the Q2 2012 patent transaction with Microsoft Corporation (“Microsoft”); which resulted in a Q2 2012 benefit of $1,042 million to operating income, $970 million to net income attributable to AOL Inc. and $96 million to free cash flow.

Adap.tv Brings to AOL:

•	The only complete global programmatic video stack for publishers and advertisers across all screens;

•	A unified yield management platform for advertisers and publishers for planning, targeting, ad-serving and measurement;

•	One of the fastest growing platforms on the internet, with global revenue growth in excess of 100% per year in each of the last three years;

•	Wide adoption by the largest global advertisers and publishers, including 83 out of the Ad Age 100 and 70 of the comScore 100;

•	A talented team which has driven innovation in the automation of global video advertising.

Q2 Consolidated AOL Revenue Trends:

•	Q2 total revenue grew 2% year-over-year driven by global advertising revenue growth.

•	Global advertising revenue grew 7% year-over-year reflecting:

•	5% growth in global display revenue reflects 3% and 19% growth in domestic and international display revenue, respectively, driven by increased reserved impressions sold on AOL Properties.

•	9% growth in Third Party Network revenue driven by growth in premium formats sold across the network where the number of publishers and advertisers continues to grow.

•	8% growth in global search revenue driven primarily by an increase in revenue per search on AOL.com.

•

Subscription revenue declined 5% year-over-year and domestic AOL-brand access subscriber monthly average churn was 1.4% in Q2 2013 compared to a 13% decline year-over-year in subscription revenue and 1.7% monthly average churn in Q2 2012.

Q2 Consolidated AOL Profitability Trends:

•

AOL’s Q2 2012 operating income, net income and diluted EPS were favorably impacted by $1.04 billion, $970 million and $10.16, respectively resulting from its patent transaction with Microsoft. Excluding this impact, operating income, net income and diluted EPS grew significantly.

•	Adjusted OIBDA grew 14% year-over-year, driven by total revenue growth of 2% and declines in general and administrative expenses, partially offset by increased costs of revenue.

•

Cost of revenues increased $3.7 million year-over-year driven by a 17% increase in Traffic Acquisition Costs (TAC) resulting from growth in search marketing related expenses and 9% growth in Third Party Network revenue, largely offset by lower network related expenses and a decline in sales tax expense of $7.6 million related to a Virginia sales tax settlement in Q2 2012.

•

General and administrative expenses declined $31.2 million in Q2 2013 versus Q2 2012, due to a decline in legal and consulting fees, including the absence of patent and proxy related expenses and the reimbursement in Q2 2013 of legal expenses from prior periods related to an escrow settlement.

AOL Asset, Cash & Cash Flow Trends:

•	On July 1, 2013, AOL entered into a five-year $250 million senior secured revolving credit facility agreement with a syndicated bank lending group. The credit facility remains undrawn.

•

In Q2 2013, AOL repurchased 1.4 million shares of common stock at an average price of $35.63, or approximately $50 million in aggregate, leaving approximately $50 million on our previous authorization. On July 1, 2013, AOL’s Board of Directors authorized a $150 million share repurchase, bringing AOL’s remaining repurchase authorization to $200 million.

•

AOL had $483.4 million of cash and equivalents at June 30, 2013. Q2 cash provided by operating activities and Free Cash Flow were $89.4 million and $57.3 million, respectively, down year-over-year due to the $96 million benefit in Q2 2012 related to the licensing of patents to Microsoft. The Q2 2013 Free Cash Flow comparison to the prior year was also negatively impacted by the early receipt in Q1 2013 of a prepayment from a large partner that was received last year during Q2.

DISCUSSION OF SEGMENT RESULTS

	Q2’13	Q2’12	Change
	(In millions)
Revenue
Brand Group	190.3	173.5	10%
Membership Group	213.8	227.8	-6%
AOL Networks	160.4	153.4	5%
Corporate & Other	0.3	0.3	0%
Intersegment eliminations	(23.5)	(23.9)	2%

Total Revenue	$541.3	$531.1	2%

Adjusted OIBDA
Brand Group	(1.4)	(15.2)	91%
Membership Group	151.6	158.3	-4%
AOL Networks	(11.3)	(0.3)	NM
Corporate & Other	(30.6)	(48.2)	37%

Total Adjusted OIBDA	$108.3	$94.6	14%

Brand Group

Brand Group revenue growth reflects continued growth in global display and search revenue. Brand Group display revenue grew 9% globally driven by an increase in Brand Group inventory sold on a reserved basis. Brand Group search revenue grew 12% year-over-year driven primarily by revenue per search growth on AOL.com.

Brand Group Adjusted OIBDA improved significantly versus the prior year period, primarily due to the growth in search and display revenue discussed above, partially offset by increased TAC as a result of our search marketing-related initiatives, which drove additional queries during the quarter. Brand Group Adjusted OIBDA reflects our investment for future growth in our editorial and engineering staff in areas of strategic focus.

Membership Group

Membership Group revenue declines reflect a 5% decline in subscription revenue driven by 15% fewer domestic AOL-brand access subscribers year-over-year. The continued moderation of subscription revenue declines was driven by a historically low churn rate of 1.4% and 12% year-over-year growth in domestic average access subscription monthly revenue per AOL-brand access subscriber (ARPU). ARPU growth reflects continued improvement in our retention efforts and the impact of a price rationalization program.

Membership Group Adjusted OIBDA declines primarily reflect the decline in subscription revenue discussed above, partially offset by a decline in segment operating costs.

AOL Networks

AOL Networks revenue increased 5% year-over-year, driven by growth in Third Party Network revenue on the increased sale of premium formats across the network where the number of publishers and advertisers continues to grow. AOL Network’s year-over-year revenue comparison was negatively impacted by the absence of revenue from the divestiture of StudioNow in Q1 2013. StudioNow contributed $3.2 million in revenue to AOL Networks in Q2 2012. To a lesser extent, AOL Networks revenue growth was impacted by a decline in revenue from the sale of Brand Group and Membership Group inventory through AOL Networks, as more of that inventory was sold on a reserved basis than in Q2 2012.

AOL Networks Adjusted OIBDA decreased year-over-year due to higher research and product development costs primarily related to continued investment in premium formats as well as Ad Learn Open Platform (our demand-side platform) and AdTech MARKETPLACE (our supply-side platform). AOL Networks-related TAC increased by 7%, slower than the rate of growth of Third Party Network revenue.

Corporate & Other

Corporate & Other Adjusted OIBDA improved significantly year-over-year primarily driven by declines in marketing and outside services costs as a result of our cost reduction efforts, as well as the reimbursement in Q2 2013 of legal expenses from prior periods related to an escrow settlement.

Tax

AOL had Q2 2013 pre-tax income of $51.2 million and income tax expense of $23.2 million, resulting in an effective tax rate of 45.3%. This compares to an effective tax rate of 8.3% for Q2 2012. The effective tax rate for Q2 2013 differed from the statutory U.S. federal income tax rate of 35.0% primarily due to the impact of foreign losses that did not produce a tax benefit. The effective tax rate for Q2 2012 differed from the statutory U.S. federal income tax rate due to the tax impact of the patent transaction with Microsoft in Q2 2012.

Cash Flow

Q2 2013 cash provided by operating activities was $89.4 million, while Free Cash Flow was $57.3 million, both down year-over-year due to the $96 million benefit to operating income in Q2 2012 related to the licensing of patents to Microsoft. Q2 2013 Free Cash Flow comparison to the prior year was also negatively impacted by the early receipt in Q1 2013 of a prepayment from a large partner. In the prior year, the prepayment from this partner was received in Q2.

Subsequent Event

On August 5, 2013, AOL entered an agreement to acquire Adap.tv for shares of AOL common stock with an aggregate value of approximately $83 million and estimated cash consideration of approximately $322 million, subject to adjustment for working capital and reduction for indebtedness and transaction expenses of Adap.tv that remain unpaid as of closing.

Adap.tv is a leading and global unified programmatic video platform powering video advertising for brand advertisers, agencies, publishers and ad networks. Adap.tv’s platform allows buyers and sellers to make decisions together on a unified technology platform, leveraging comprehensive data intelligence, across all screens. The combination of AOL and Adap.tv is expected to create the only global company with a full end-to-end solution and video stack for publishers and advertisers.

This acquisition is subject to customary conditions, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The acquisition is expected to close in the third quarter of 2013.

CONSOLIDATED OPERATING METRICS

	Q2 2013	Q2 2012	Y/Y Change	Q1 2013	Q/Q Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	2,583	3,031	-15%	2,662	-3%
ARPU (1)	$20.03	$17.92	12%	$19.22	4%
Domestic AOL-brand access subscriber monthly average churn (2)	1.4%	1.7%	-18%	1.9%	-26%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties	116	112	3%	112	3%
Domestic average monthly unique visitors to AOL Advertising Network	188	186	1%	186	1%

(1)

Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who are only registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. ARPU is calculated as domestic average monthly access subscription revenue per AOL-brand access subscriber.

(2)

Churn represents the percentage of subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 10 of this press release.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss second quarter 2013 financial results and its agreement to acquire Adap.tv on Wednesday, August 7, 2013, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (866) 515.2915 and other international parties should call (617) 399.5129. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286.8010 and other international parties should call (617) 801.6888. The access code for the replay is 87821945.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Advertising	$361.2	$337.8	$720.4	$667.9
Subscription	166.0	175.5	331.8	357.6
Other	14.1	17.8	27.4	35.0

Total revenues	541.3	531.1	1,079.6	1,060.5
Costs of revenues	399.9	396.2	793.0	780.8
General and administrative	76.6	107.8	159.4	204.0
Amortization of intangible assets	9.1	9.8	18.6	19.6
Restructuring costs	4.3	(0.1)	9.1	7.3
Income from licensing of intellectual property	—	(96.0)	—	(96.0)
(Gain) loss on disposal of assets, net	(0.5)	(945.8)	(2.3)	(945.8)

Operating income	51.9	1,059.2	101.8	1,090.6
Other income (loss), net	(0.7)	(1.1)	(3.5)	7.3

Income from operations before income taxes	51.2	1,058.1	98.3	1,097.9
Income tax provision	23.2	87.5	44.7	106.3

Net income	$28.0	$970.6	$53.6	$991.6
Net (income) loss attributable to noncontrolling interests	0.5	0.2	0.8	0.3

Net income attributable to AOL Inc.	$28.5	$970.8	$54.4	$991.9

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.37	$10.37	$0.71	$10.55

Diluted net income per common share	$0.35	$10.17	$0.67	$10.42

Shares used in computing basic income per common share	77.2	93.6	77.1	94.0

Shares used in computing diluted income per common share	81.5	95.5	81.4	95.2

Depreciation expense by function:
Costs of revenues	$29.8	$32.4	$60.3	$64.5
General and administrative	2.5	2.8	5.1	6.8

Total depreciation expense	$32.3	$35.2	$65.4	$71.3

Equity-based compensation by function:
Costs of revenues	$5.7	$4.6	$11.2	$8.6
General and administrative	4.2	4.0	8.4	8.6

Total equity-based compensation	$9.9	$8.6	$19.6	$17.2

Traffic Acquisition Costs (included in costs of revenues)	$96.3	$82.4	$193.9	$163.2

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets

Current assets:
Cash and equivalents	$483.4	$466.6
Accounts receivable, net of allowances of $7.1 and $6.6, respectively	323.4	351.9
Prepaid expenses and other current assets	32.6	28.5
Deferred income taxes, net	38.6	40.6

Total current assets	878.0	887.6
Property and equipment, net	472.1	478.3
Goodwill	1,079.9	1,084.1
Intangible assets, net	113.0	133.2
Long-term deferred income taxes, net	129.5	148.8
Other long-term assets	75.4	65.3

Total assets	$2,747.9	$2,797.3

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$75.5	$76.1
Accrued compensation and benefits	78.9	151.4
Accrued expenses and other current liabilities	147.8	175.3
Deferred revenue	67.7	57.8
Current portion of obligations under capital leases	54.6	49.6

Total current liabilities	424.5	510.2
Long-term portion of obligations under capital leases	50.8	56.3
Long-term deferred income taxes	4.6	5.8
Other long-term liabilities	81.2	73.8

Total liabilities	561.1	646.1

Redeemable noncontrolling interest	10.3	13.4

Equity:
Common stock, $0.01 par value, 111.5 million shares issued and 76.6 million shares outstanding as of June 30, 2013 and 110.1 million shares issued and 76.6 million shares outstanding as of December 31, 2012	1.1	1.1
Additional paid-in capital	3,525.4	3,457.5
Accumulated other comprehensive income (loss), net	(297.2)	(294.1)
Accumulated deficit	(131.3)	(188.0)
Treasury stock, at cost, 34.9 million shares at June 30, 2013 and 33.5 million shares at December 31, 2012	(922.2)	(838.4)

Total stockholders’ equity	2,175.8	2,138.1
Noncontrolling interest	0.7	(0.3)

Total equity	2,176.5	2,137.8

Total liabilities, redeemable noncontrolling interest and equity	$2,747.9	$2,797.3

AOL Inc.

Consolidated Statements of Cash Flows

(Unaudited; in millions)

	Six Months Ended June 30,
	2013	2012
Operating Activities

Net income	$53.6	$991.6
Adjustments for non-cash and non-operating items:
Depreciation and amortization	84.0	90.9
Asset impairments and write-offs	1.4	2.8
(Gain) loss on step acquisition and disposal of assets, net	(1.6)	(956.6)
Equity-based compensation	19.6	17.2
Deferred income taxes	23.9	85.6
Other non-cash adjustments	4.8	(3.2)
Changes in operating assets and liabilities, net of acquisitions	(55.7)	(41.2)

Cash provided by operating activities	130.0	187.1

Investing Activities

Investments and acquisitions, net of cash acquired	(6.6)	1.1
Proceeds from disposal of assets, net	1.0	960.5
Capital expenditures and product development costs	(33.0)	(31.7)

Cash (used) provided by investing activities	(38.6)	929.9

Financing Activities

Repurchase of common stock	(49.9)	(35.8)
Principal payments on capital leases	(29.9)	(28.1)
Tax withholdings related to net share settlements of restricted stock units	(12.0)	(6.1)
Proceeds from exercise of stock options	17.5	16.6
Other financing activities	1.9	0.2

Cash used by financing activities	(72.4)	(53.2)

Effect of exchange rate changes on cash and equivalents	(2.2)	(2.8)
Increase in cash and equivalents	16.8	1,061.0
Cash and equivalents at beginning of period	466.6	407.5

Cash and equivalents at end of period	$483.4	$1,468.5

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three and six months ended June 30, 2013 and 2012 (In millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Restructuring costs	$(4.3)	$0.1	$(9.1)	$(7.3)
Equity-based compensation expense	(9.9)	(8.6)	(19.6)	(17.2)
Asset impairments and write-offs	(1.3)	(1.9)	(1.4)	(2.8)
Gain (loss) on disposal of assets, net	0.5	946.0	2.3	946.4
Costs related to proxy contest	—	(8.8)	—	(8.8)
Costs related to patent sale and return of proceeds to shareholders	—	(5.6)	—	(5.6)
Income from licensing of intellectual property	—	96.0	—	96.0
Tax, legal and other settlements	—	(7.6)	—	(7.6)
Gain on consolidation of Ad.com Japan (1)	—	—	—	10.8

Pre-tax impact	(15.0)	1,009.6	(27.8)	1,003.9

Income tax impact (2)	6.0	(61.0)	10.1	(54.6)

After-tax impact of items impacting comparability of net income	$(9.0)	$948.6	$(17.7)	$949.3

Impact per basic common share	$(0.12)	$10.13	$(0.23)	$10.10

Impact per diluted common share	$(0.11)	$9.93	$(0.22)	$9.97

Effective tax rate (3)	39.4%	39.2%	39.4%	39.2%

(1)

During the three months ended March 31, 2012, AOL purchased an additional interest in a joint venture, Ad.com Japan, and gained control of the board and day-to-day operations of the joint venture. As a result, beginning in February 2012, AOL consolidated the results of Ad.com Japan and upon closing of the transaction, AOL recorded a noncash gain of approximately $10.8 million related to our pre-existing investment in Ad.com Japan.

(2)

The income tax impacts for certain items such as gain (loss) on disposal of assets and gain on consolidation of Ad.com Japan are calculated by using the actual tax expense for the transactions. The income tax impact for all remaining items is calculated by applying the normalized effective tax rate to deductible items.

(3)

For the three and six months ended June 30, 2013, the effective tax rate was calculated based on AOL’s 2013 projected normalized annual effective tax rate. The effective tax rate for the three and six months ended June 30, 2012 was calculated based upon AOL’s 2012 normalized annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Operating Activities

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating income	$51.9	$1,059.2	$101.8	$1,090.6

Add: Depreciation	32.3	35.2	65.4	71.3

Add: Amortization of intangible assets	9.1	9.8	18.6	19.6

Add: Restructuring costs	4.3	(0.1)	9.1	7.3

Add: Equity-based compensation	9.9	8.6	19.6	17.2

Add: Asset impairments and write-offs	1.3	1.9	1.4	2.8

Add: Losses/(gains) on disposal of assets, net	(0.5)	(946.0)	(2.3)	(946.4)

Add: Special items (1)	—	(74.0)	—	(74.0)

Adjusted OIBDA	$108.3	$94.6	$213.6	$188.4

Cash provided by operating activities	$89.4	$167.2	$130.0	$187.1

Less: Capital expenditures and product development costs	16.4	16.7	33.0	31.7

Less: Principal payments on capital leases	15.7	13.7	29.9	28.1

Free Cash Flow	$57.3	$136.8	$67.1	$127.3

(1)

Special items for the three and six months ended June 30, 2012 include patent licensing income of $96.0 million, partially offset by costs related to the patent sale and return of the related proceeds to shareholders of $5.6 million, costs related to the proxy contest of $8.8 million and $7.6 million related to a tax settlement.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, noncash equity-based compensation, gains and losses on all disposals of assets, noncash asset impairments and write-offs and special items. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings, gains and losses on asset sales and special items, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales, impairment charges and write-offs related to goodwill, intangible assets and fixed assets or special items which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of the AOL Advertising Network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”).

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”) and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (the “Quarterly Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” sections contained in the Annual Report and Quarterly Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) stock price volatility; 3) future borrowing and restrictive covenants under the new revolving credit facility; 4) the impact of significant acquisitions, dispositions and other similar transactions; 5) our ability to attract and retain key employees; 6) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 7) market adoption of new products and services; 8) our ability to attract and retain unique visitors to our properties; 9) asset impairments; and 10) the impact of “cyber espionage.”

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Corporate Communications

Peter Land

212-206-5009

Peter.Land@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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